                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13D
                                 Amendment No. 3
                                 (Rule 13d-101)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(a)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    928615103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                  Hellman & Friedman Capital Partners II, L.P.
                         One Maritime Plaza, Suite 1200
                         San Francisco, California 94111
                                 (415) 788-5111

                                 with a copy to:
                             Timothy G. Hoxie, Esq.
                         Heller Ehrman White & McAuliffe
                                 333 Bush Street
                         San Francisco, California 94104
                                 (415) 772-6000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 6, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 2 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           HELLMAN & FRIEDMAN CAPITAL PARTNERS II, L.P.
           94-3139964

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ----- --------------------------- -----------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         2,979,578
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    2,979,578
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,979,578
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.1%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    PN
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 3 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           H&F ORCHARD PARTNERS, L.P.
           94-3139972

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ---------- --------------------------- ------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         266,529
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    266,529
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    266,529
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.3%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    PN
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 4 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           H&F INTERNATIONAL PARTNERS, L.P.
           94-3148959

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ---------- --------------------------- ------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         52,890
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    52,890
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    52,890
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    LESS THAN 0.1%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    PN
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 5 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           HELLMAN & FRIEDMAN INVESTORS, L.P.
           94-3124217

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ---------- --------------------------- ------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         3,298,997
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    3,298,997
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3,298,997
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.5%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    PN
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 6 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           HELLMAN & FRIEDMAN INVESTORS, INC.
           94-3124214

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ---------- --------------------------- ------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         3,298,997
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    3,298,997
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3,298,997
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.5%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    CO
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                   ------------------------------
CUSIP No.  928615103               SCHEDULE 13D               Page 7 of 10 Pages
           ---------
-------------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           HELLMAN FAMILY REVOCABLE TRUST
           ###-##-####

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
4.         SOURCE OF FUNDS*
           OO
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OR ORGANIZATION
           CALIFORNIA
---------- ---------------------------------------------------------------------
---------------------------- ---------- --------------------------- ------------
Number of Shares             7.         SOLE VOTING POWER           NONE
Beneficially Owned By Each
Reporting Person With
                             ----------
                             ---------- --------------------------- ------------
                             8.         SHARED VOTING POWER         3,298,997
                             ----------
                             ---------- --------------------------- ------------
                             9.         SOLE DISPOSITIVE POWER      NONE
                             ---------- --------------------------- ------------
                             ----------
                             10.        SHARED DISPOSITIVE POWER    3,298,997
---------------------------- ---------- --------------------------- ------------
---------- ---------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3,298,997
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           / /
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.5%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*
                    OO
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  INTRODUCTION

         The Reporting Persons herein named hereby file this Amendment No. 3 to the Statement on Schedule 13D filed by the Reporting Persons on May 13, 1999 (as amended, the "Statement") in respect of shares of Common Stock of VoiceStream Wireless Corporation. Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement. Only those Items amended are reported herein.


ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 is hereby amended by adding the following additional paragraph:

         On August 6, 1999, the Partnerships made a distribution in kind of a total of 4,000,000 of their shares of the Common Stock of the Issuer to their partners.


ITEM 5.  INTEREST IN SECURITIES OF ISSUER

         Item 5 is amended and restated to read as follows:

                  (a)-(b) The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2, as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:

                                                                          Power to Vote           Power to Dispose
                                                No. of Securities         -------------           ----------------
                   Person                       Beneficially Owned      Sole        Shared        Sole       Shared
                   ------                       ------------------      ----        ------        ----       ------
Hellman & Friedman Capital Partners II, L.P.         2,979,578            0        2,979,578       0        2,979,578
H&F Orchard Partners, L.P.                             266,529            0         266,529        0         266,529
H&F International Partners, L.P.                        52,890            0         52,890         0         52,890
Hellman & Friedman Investors, L.P.                   3,298,997*           0       3,298,997*       0       3,298,997*
Hellman & Friedman Investors, Inc.                   3,298,997*           0       3,298,997*       0       3,298,997*
Hellman Family Revocable Trust                       3,298,997*           0       3,298,997*       0      3,298,997**


--------

         * Includes options to purchase 500 shares of the Common Stock of the Issuer held by Messrs. Bunce and Cohen, directors of H&F Investors, Inc., which options are exercisable within 60 days.

         (c) On August 3, 1999 the Partnership made a distribution in kind of a total of 4,000,000 shares of the Common Stock of the Issuer to their partners.

         (d) Not applicable.

         (e) The Reporting Persons ceased to beneficially own 5% or more of the Common Stock of the Issuer on August 6, 1999.

                      THE NEXT PAGE IS THE SIGNATURE PAGE]

                                    SIGNATURE
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        August 6, 1999
     --------------------
         Date                Hellman & Friedman Capital Partners II, L.P.
                             H&F Orchard Partners, L.P.
                             H&F International Partners, L.P.

                             By:      Hellman & Friedman Investors, L.P.
                                      Its General Partner, By
                                      Hellman & Friedman Investors, Inc.,
                                      Its General Partner

                                      By:        /s/  Georgia Lee
                                         --------------------------------
                                                   Vice President

                             Hellman & Friedman Investors, L.P.

                             By:      Hellman & Friedman Investors, Inc.,
                                      Its General Partner


                                      By:        /s/  Georgia Lee
                                          --------------------------------
                                                   Vice President

                             Hellman & Friedman Investors, Inc.

                                      By:        /s/  Georgia Lee
                                         --------------------------------
                                                   Vice President

                             Hellman Family Revocable Trust

                                      By:        /s/  F. Warren Hellman
                                         --------------------------------
                                                          Trustee